Exhibit 4.12

FIRST AMENDMENT

TO THE

MONRO, INC.

AMENDED AND RESTATED

2007 STOCK INCENTIVE PLAN

The Monro, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”) is hereby amended as follows, effective August 12, 2025:

1. Section 2.2 of the Plan is hereby amended and restated in its entirety to provide as follows:

2.2 Maximum Shares Available. The maximum aggregate number of shares of Common Stock available for Awards under the Plan is 7,116,620, as subject to adjustment pursuant to Article 11 hereof. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or issued shares reacquired by the Company. In the event that prior to the end of the period during which Awards may be granted under the Plan, any Option expires unexercised or Award is terminated, surrendered or canceled without being exercised in whole for any reason or the settlement of such Award in cash, the shares of Common Stock covered by such Award shall be available for subsequent Awards under the Plan upon such terms as the Committee may determine; provided, however, that shares of Common Stock subject to an Award shall not again be available for issuance under this Plan if such shares are (x) shares that were subject to an Option and were not issued or delivered upon the net settlement or net exercise of such Option, (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding Award, or (z) shares repurchased by the Company on the open market with the proceeds of an Option exercise.

2. Section 2.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

2.4. Minimum Vesting Requirements. Awards granted to employees and directors under the Plan on or after August 12, 2025 shall be subject to the minimum vesting period requirement specified for the Award in Section 5.1 or Section 6.1, as applicable, except that: (i) up to a maximum of five percent (5%) of the maximum number of shares of Common Stock that may be issued under the Plan pursuant to Section 2.2 may be issued pursuant to Awards granted under the Plan without regard for any minimum vesting period requirements set forth in Section 5.1 or Section 6.1; and (ii) continued employment or service for exercisability or vesting shall not be required as (A) the Committee may determine or permit otherwise in the event of death, disability, retirement or, subject to Section 9.2, in connection with a Change in Control (as hereinafter defined) (each such event, a “Defined Event”), and (B) may be required or otherwise be deemed advisable by the Committee in connection with substitute Awards granted pursuant to Section 2.3. No Award Agreement evidencing the terms of an Award may reduce or eliminate the minimum vesting period requirement set forth in the Plan.

3. The last sentence of Section 3.2 of the Plan is hereby amended and restated in its entirety to provide as follows:

Notwithstanding the foregoing, and except as otherwise provided by Article 12 hereof, neither the Board nor the Committee may amend the terms of outstanding Options to reduce the purchase price of such outstanding Options or to cancel such outstanding Options in exchange for cash, other Awards, or other Options with a purchase price that is less than the purchase price of the original Options, or take any other action with respect to Awards that would be treated as a repricing under the Nasdaq rules, regulations or listing standards, without stockholder approval.

4. Section 5.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

5.1 Grant of Options. Options may be granted under the Plan for the purchase of shares of Common Stock. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual performance objectives and other vesting conditions, as the Committee shall from time to time determine; provided, however, that Options granted to employees and directors shall not vest for at least one year after the date of grant, except as (A) the Committee may determine or permit otherwise in the event of a Defined Event, or (B) may be required or otherwise be deemed advisable by the Committee in connection with substitute Awards granted pursuant to Section 2.3.

5. Section 5.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

5.4 Incentive Stock Options. In the case of Incentive Stock Options, the aggregate Market Price (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company and any subsidiary) shall not exceed $100,000. The maximum aggregate number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options is 7,116,620. Any employee who disposes of shares acquired upon the exercise of an Incentive Stock Option either (i) within two years after the date of grant of such Incentive Stock Option or (ii) within one year after the transfer of such shares to the employee, shall notify the Company of such disposition and of the amount realized upon such disposition. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options. In no event shall any member of the Committee, the Company or any of its subsidiaries (or their respective employees, officers or directors) have any liability to any employee (or any other person) due to the failure of an Option to qualify for any reason as an Incentive Stock Option.

6. Section 6.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

6.1 Grant of Restricted Stock and Restricted Stock Units. Awards of Restricted Stock and Restricted Stock Units may be granted hereunder to employees or directors, either alone or in addition to Options granted under the Plan. Awards of Restricted Stock and Restricted Stock Units shall be subject to such vesting and other conditions as determined by the Committee; provided, however, that Awards of Restricted Stock and Restricted Stock Units granted to employees and directors shall not vest for at least one year after the date of grant, except as (A) the Committee may determine or permit otherwise in the event of a Defined Event, or (B) may be required or otherwise be deemed advisable by the Committee in connection with substitute Awards granted pursuant to Section 2.3.

7. Section 6.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

6.4 Reserved.

8. Section 9.2 of the Plan is hereby amended and restated in its entirety to provide as follows:

9.2 Change in Control. Notwithstanding any provisions of the Plan to the contrary, if there should be a Change in Control, the Company shall give each recipient of Awards written notice of such Change in Control as promptly as practicable prior to the effective date thereof, and (i) all of the Options held by employees or directors not currently exercisable shall become exercisable immediately prior to the effective date of such Change in Control, (ii) all restrictions with respect to time-vesting Restricted Stock and Restricted Stock Units held by employees or directors shall lapse, and (iii) all restrictions with respect to performance-vesting Restricted Stock and Restricted Stock Units held by employees or directors shall lapse on a pro rata basis based on the period of time the employee or director was employed by the Company during the performance period and achievement of the applicable performance objectives; provided, however, that, unless otherwise provided in a written agreement between the Company and an employee or director, (x) all or a portion of such Options shall not be exercisable to the extent that the accelerated exercisability would cause the employee or director to be subject to taxes under Section 4999 of the Code and (y) the restrictions on all or a portion of such time-vesting and performance-vesting Restricted Stock and Restricted Stock Units shall not lapse if such lapse of restrictions would cause the employee or director to be subject to taxes under Section 4999 of the Code. In addition, if there should be a Change in Control, the Committee may, in its sole discretion, provide for (i) the termination of an Option upon the consummation of the Change in Control, but only if the optionee has been permitted to exercise the Option in full for a period of not less than ten (10) days prior to the Change in Control, (ii) the payment of any amount (in cash or, in the discretion of the Committee, in the form of consideration paid to shareholders of the Company in connection with such Change in Control) in exchange for the cancellation of an Award which, in the case of an Option, may equal the excess, if any, of the Market Price of the shares of Common Stock subject to such Options over the aggregate purchase price of such Options, and/or (iii) issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder. “Change in Control” shall mean any of the following: (i) any person who is not an “affiliate” (as defined in Rule 12b-2 of the Act) of the Company as of the Effective Date becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding securities of the Company except pursuant to a public offering of securities of the Company; or (ii) the sale of the Company substantially as an entirety (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) to a person who is not an affiliate of the Company as of the Effective Date. Notwithstanding the foregoing, in the event that an Award issued under the Plan is subject to Section 409A (as hereinafter defined), the definition of “Change in Control” for purposes of such Award shall, to the extent necessary to comply with Section 409A, be limited so as to satisfy the definition of a “change in the ownership of a corporation,” a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A.

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